Investor Contact:
Brian Campbell
Director, Investor Relations
201-748-6874
brian.campbell@wiley.com

John Wiley & Sons, Inc. Announces Fiscal Year 2009 Results

•	Full year revenue growth of 3.4% on a currency neutral basis
•	Full year EPS growth of 22% on a currency neutral and comparable basis
•	Full year EPS on a US GAAP Basis $2.15 vs. $2.49 last year, including 2008 unusual item and negative impact of FX of $0.50 per share
•	Revenue growth by segment, excluding FX: STMS +9%, HE +6%, P/T -10%
•	Free cash flow for fiscal year 2009 increased 40%; average debt declined 10%

			Change
$ millions	FY09	FY08	Excluding FX	Including FX
Revenue	1,611	1,674	3.4%	(3.7%)
Adjusted EPS Reported EPS	2.15 2.15	2.17* 2.49	22.0% 6.4%	(0.9%) (13.7%)

*Adjusted growth excludes an unusual tax benefit which was accretive to fiscal year 2008 EPS by $0.31.

Hoboken, NJ, June 18, 2009 – John Wiley & Sons, Inc. (NYSE: JWa and JWb) announced today that fiscal year 2009 revenue grew 3.4% on a currency neutral basis, a result of strong growth in the Scientific, Technical, Medical, and Scholarly (STMS) and Higher Education (HE) segments.  Including the $120 million negative effect of foreign exchange, full year revenue declined 3.7% to $1.6 billion.

Adjusted earnings-per-share (EPS) for fiscal year 2009 rose 22.0% on a currency neutral basis and excluding a $0.31 per share unusual tax benefit reported in the prior year.  The increase reflected top line results, reduced incentive compensation accruals, lower interest expense, and prudent cost management.  EPS on a US GAAP basis fell 13.7% due to unfavorable transaction and translation foreign exchange of $0.50 per share and a large and unusual tax benefit in fiscal year 2008.

Fourth Quarter Results
Revenue for the fourth quarter of fiscal year 2009 increased 8.0% to $403 million on a currency neutral basis, but declined 6.7% after adjusting for $64 million in unfavorable foreign exchange.   Results reflected a strong quarter from STMS, including the resolution of journal billing delays noted in the third quarter, offset by continued softness in Professional/Trade (P/T) and a decline in Higher Education revenue, as expected.  Adjusted EPS for the fourth quarter increased 24.8% to $0.42 on a currency neutral basis, but declined 14.3% on a US GAAP basis.

Cash Flow
Free cash flow in fiscal year 2009 was approximately $164 million compared with $117 million in fiscal year 2008.  Increased cash from operating activities principally drove the year-over-year improvement.  A backlog of approximately $30 million in cash collections, caused by the aforementioned journal billing delays, will be substantially cleared in the first quarter of fiscal year 2010.  Cash flow was also adversely affected by foreign exchange and the P/T performance.

Free cash flow was used to repurchase approximately 1.0 million shares for $35 million, pay dividends of $30 million, make several small acquisitions totaling $24 million, and reduce net debt by $63 million.  Year-end net debt (long term debt less cash and cash equivalents) was $720 million.

Outlook
William J. Pesce, President and CEO said, “In this difficult economic environment, we are pleased to report revenue and EPS growth on a basis comparable to last year.  Two of our three global businesses met or exceeded our expectations.  All of our businesses gained market share.  The Company continues to generate strong free cash flow.   In fiscal year 2010, projected operating performance improvements in each of our businesses and the positive effect of debt reduction will be partially offset by a higher tax rate and the effect of performance-based incentive compensation plans.   On a currency neutral basis, we are currently projecting EPS growth of approximately 10% in fiscal year 2010 off a base of $2.30, which excludes foreign exchange transaction losses of $11.8 million, or $0.15 cents per share, in fiscal year 2009. While we anticipate revenue growth on a currency neutral basis, top-line results will be highly dependent on economic conditions around the world.”

Mr. Pesce concluded:  “While we are navigating through challenging market conditions, we remain keenly focused on our noble mission of promoting knowledge and understanding around the world.  We are providing more access to more content by more people than ever before in our Company’s history.  Our collection of businesses – STMS, P/T, and HE - is unique in the industry.  Our brands are highly regarded by customers, authors, and partners.  A significant portion of our revenue is recurring and generated online.  We are serving our customers through multiple channels of distribution, and we are doing it globally.  Most important, Wiley’s culture, built on a solid foundation of ethics and integrity, is as strong as ever.”

The foregoing and following references to “currency neutral basis” and “excluding foreign exchange ” exclude the effect of both transaction and translation foreign exchange.

SCIENTIFIC, TECHNICAL, MEDICAL, AND SCHOLARLY (STMS)
•
Full year revenue +9% and fourth quarter revenue +17% on currency neutral basis (a nonrecurring acquisition accounting adjustment reported in fiscal year 2008 contributed 2% to the full year growth rate)

•	Full year contribution to profit +14% and fourth quarter contribution to profit +22% on a currency neutral basis
•	New contracts in fiscal year 2009 to publish 32 society journals; renewed or extended contracts for 87 journals; did not renew agreements to publish 9 journals

Global STMS revenue for fiscal year 2009 declined 1% to $969 million due to unfavorable foreign exchange of $97 million.  Revenue advanced 9% on a currency neutral basis and including a $17 million acquisition accounting adjustment, which reduced revenue in fiscal year 2008.  Increased revenue from journal subscription renewals, new business, global rights, and STMS books was partially offset by lower sales of backfiles, reprints, and custom publishing.

Direct contribution to profit for the fiscal year grew 4% from prior year to $399 million.  On a currency neutral basis, contribution to profit advanced 14%.  The year-over-year increase reflects top-line results and a $17 million accounting adjustment related to the Blackwell acquisition that reduced revenue in the comparable prior year period, partially offset by higher editorial fees due to the addition of more society journals and performance-related compensation.

For the fourth quarter, global STMS revenue was down 2% with a negative foreign exchange effect of $54 million.  On a currency neutral basis, revenue advanced 17% due to the resolution of the third quarter journal billing delays, which shifted some revenue into the fourth quarter.  Revenue also advanced due to new business.  Higher global rights income was offset by lower backfile sales and advertising revenue.  Direct contribution to profit for the quarter increased 3%, or 22% excluding the unfavorable impact of foreign exchange, mainly due to top line results.

STMS Journals
All regions exhibited journal sales growth, excluding unfavorable foreign exchange.  The performance is mainly attributed to renewals, new business, and the acquisition accounting adjustment in fiscal year 2008.  Subscription and pay-per-view revenue was up year-over-year, while backfile revenue fell due to the economic climate, particularly in the US.

Society Journal Activity
•	New signings: 32 journals in fiscal year 2009; 4 new journals in the fourth quarter
•	Renewed/extended contracts: 87 journals in FY09; 13 in the fourth quarter
•	Contracts not renewed: 9 journals in FY09; 4 in the fourth quarter

Key New Agreements in Q4 2009
•	A new journal launch for 2010 – the Journal of Research Synthesis Methods in association with the Society for Research Synthesis Methodology
•	Family and Consumer Science Research on behalf of the American Association of Family and Consumer Sciences
•	Design Management Review and Design Management Journal with the Design Management Institute

Key Journal Renewals in Q4 2009
•	Economic Journal and Econometrics Journal with the Royal Economic Society
•	Journal of Accounting Research with the Institute of Professional Accounting at the University of Chicago Booth School of Business
•	Cancer Science with the Japanese Cancer Association
•	ANZ Journal of Surgery with the Royal Australasian College of Surgeons
•	International Journal of Urology with the Japanese Urological Association
•	Journal of Neuroendocrinology with the European Neuroendocrine Association, the British Society for Neuroendocrinology, and the International Neuroendocrine Federation
•	Therapeutic Aphaeresis and Dialysis with The International Society for Aphaeresis, The Japanese Society for Aphaeresis and The Japanese Society for Dialysis Therapy
•	Journal of Philosophy of Education with the Philosophy of Education Society of Great Britain

Journal Licenses
Journal licenses, which represent approximately 60% of our journal subscription revenue, provide academic, government, and corporate customers with online access to multiple journals.  In the fourth quarter, agreements were signed or renewed with universities, library consortia, and government agencies in the US, Norway, Japan, China, Brazil, Canada, Greece, Chile, Denmark, and India.

STMS Books and References
Book sales and other related income, which account for approximately 17% of STMS revenue, were up 5% over fiscal year 2008 on a currency neutral basis. The total number of books published was up slightly.  Online book sales rose approximately 20% to $10 million. During the fiscal year, Wiley acquired the Arnold statistics book program from Hodder Education.  The acquisition, which includes over 50 titles, complements areas of strength in Wiley’s statistics program, while providing growth opportunities.

Wiley InterScience
Wiley achieved an important milestone in the early part of fiscal year 2009 by migrating online journal content, customers, and access licenses from Blackwell’s Synergy platform to Wiley InterScience.  The migration included approximately 29,000 customers, over two million licenses, and nearly two million journal articles.

PROFESSIONAL/TRADE (P/T)
•	Full year and fourth quarter revenue -10% on a currency neutral basis
•	Full year contribution to profit -27% and fourth quarter contribution to profit -38% on a currency neutral basis

Global P/T revenue declined 13% to $413 million in fiscal year 2009 compared to $472 million in the prior year, or a 10% decrease excluding unfavorable foreign exchange.  The decline is attributed to a weak retail environment, particularly in the US.  Revenue in EMEA and Canada showed modest growth.

Direct contribution to profit was $95 million compared to $137 million for fiscal year 2008, reflecting the revenue shortfall, additional inventory, and royalty advance provisions, and a $2.0 million bad debt recovery in the prior year.  The decline was partially mitigated by prudent expense management, principally in advertising, sales, and marketing, as well as lower accrued incentive compensation.  Excluding unfavorable foreign exchange, direct contribution to profit declined 27% from the prior year.

For the fourth quarter, global P/T revenue declined 15% to $97 million, or 10% excluding unfavorable foreign exchange.  Fourth quarter direct contribution to profit fell 47% to $17 million, or 38% on a currency neutral basis.  The decline is attributed to lower revenue, higher inventory, and royalty advance provisions and the timing of adjustments to incentive compensation accruals.

Notable Alliances in Q4 2009
•
GMAC/Official Guide to the GMAT:  Wiley became the official publisher of the Graduate Management Admission Test® (GMAT®) study guides in October 2008.  In March, the 12th edition of the top-selling Official Guide for GMAT Review was released worldwide.  It will be followed by The Official Guide for GMAT Verbal Review and The Official Guide for GMAT Quantitative.

•
Meredith: In March 2009, as part of its multi-year agreement, Wiley began publishing Better Homes and Garden books and other brands such as Family Circle, as well as Food Network TV, Sandra Lee, Rocco DiSpirito, and Tyler Florence.

•	Kindle (Amazon): Currently, Wiley has over 9,000 P/T books available on the Kindle 2.
•
General Mills:  Wiley and General Mills signed an agreement to renew their publishing partnership.  Under the agreement, Wiley will continue to publish the flagship Betty Crocker “Big Red” cookbook and other cookbooks under the Betty Crocker, Pillsbury, and other General Mills brands.

•
Vancouver Olympic Organizing Committee:  Wiley Canada entered into an agreement with VANOC, becoming the official publication partner of the 2010 Winter Olympic and Paralympics Games in Vancouver/Whistler.  In close cooperation with VANOC, Wiley will produce commemorative books, games reports, and custom publications.

Online Initiatives
•	For the fiscal year, Frommers.com maintained its top position by posting 137 million page views and nearly 29 million visits. The results were lower than last year due to the economy.
•
Launched in November 2008, the new Dummies.com generated a total of 29 million page views by fiscal year-end, a 23% increase over prior year.  Eleven million unique visitors represented a 21% increase.  Users are spending 17% more time on content pages.  The site now boasts 25 topic areas with 250+ pieces of content in each, 950 fully illustrated step-by-step articles, 6,610 articles, and 265 videos.

•	CliffsNotes.com recorded year-on-year increases of 5% in page views and 21% in unique visitors.

Notable New Titles in Q4 2009
•
Business and Finance: Steve Zaffron’s and Dave Logan’s The Three Laws of Performance: Rewriting the Future of Your Organization and Your Life; Joel Comm's Twitter Power, How to Dominate Your Market One Tweet at a Time; Martin Weiss' The Ultimate Depression Survival Guide, which sold out its first print run and has hit USA Today, Wall Street Journal, and New York Times bestseller lists; and Patricia Crisafulli’s House of Dimon. Wiley Asia published five business and four finance titles in the fourth quarter.

•
Psychology: Lenore Skenazy's Free Range Kids: Giving our Children the Freedom We had without Going Nuts with Worry; Michael Gurian's The Purpose of Boys: Helping Our Sons Find Meaning, Significance and Direction in Their Lives; Gary Groth-Marnat's Handbook of Psychological Assessment, 5e; and Richard M. Lerner’s (Tufts University) and Laurence Steinberg’s (Temple University), Handbook of Adolescent Psychology, 3e (two-volume set)

•
Technology:  Digital Photography For Seniors For Dummies by Mark Justice Hinton;  iLife ’09 Portable Genius by Guy Hart-Davis; iLife ‘09; Twitter Tips, Tricks, and Tweets by Paul McFedries; Professional ASP.NET MVC 1.0 by Conery, et al

•
Consumer: Frommer’s CitySet, an exclusive eBook for the Amazon Kindle, was launched in March 2009. CitySet combines 12 Frommer’s city guides into one downloadable eBook product and is the bestselling Frommer’s eBook.  Arthur Frommer’s first new book since 1995, Ask Arthur, was published in March; the 12th edition of The Official Guide for GMAT Review; Healthy Beginnings - in partnership with the Society of Obstetricians and Gynaecologists of Canada (SOGC); Every Parent’s Guide to Caring for Your Child from Birth to Age Five - in partnership with the Canadian Paediatric Society (CPS)

•	Architecture: Fundamentals of Building Construction, 5e by Edward Allen

HIGHER EDUCATION (HE)
•	Full year revenue +6% on a currency neutral basis
•	Full year contribution to profit -3% on a currency neutral basis
•	WileyPLUS revenue increased 38% year over year and now accounts for approximately 9% of global HE revenue

Fiscal year 2009 global HE revenue grew 1% to $230 million, or 6% excluding unfavorable foreign exchange.  Strong growth occurred in every region and in nearly every subject category.  Contributing to the results were a strong frontlist, higher-than-expected revenue from acquired textbooks, solid growth from the Microsoft alliance, and the continued success of WileyPLUS.  Revenue growth from the acquired textbooks was approximately $7 million.

On a currency neutral basis, direct contribution to profit fell 3% in fiscal year 2009 to $62 million.  The decrease reflects prior year contingency planning, which significantly curtailed expenditures in fiscal year 2008; higher accrued performance compensation; incremental costs associated with newly acquired titles; and increased spending to support the large frontlist.

Fourth quarter global HE revenue fell 13% to $34 million, or 5% excluding unfavorable foreign exchange.  The performance reflects a planned reduction in a spring promotion program and higher returns.  Direct contribution to profit for the quarter was a loss of $7 million compared with a profit of $4 million in the fourth quarter of fiscal year 2008.  The decline reflects prior year contingency planning, which significantly reduced operating expenses in the fourth quarter of 2008; higher accrued performance compensation; and increased spending to support a large frontlist.

WileyPLUS
•	Now accounts for 9% of global HE revenue
•	Global full year billings increased 38%
•	Digital-only sales grew 70%
•	Validation/usage rates increased
•	WileyPLUS sales outside the US represent 15% of the total

Notable Alliances
•	Microsoft Official Academic Course (MOAC) revenue was up 16% over prior year.
•
Wiley is partnering with American Hospitality Training Institute, an online provider of hospitality training for students outside the US interested in working for US hotels and resorts.  Twenty-one classes utilizing content from Barrows/Introduction to Management in the Hospitality Industry, 9e will begin in June 2009.

•
Wiley and Learning House agreed to create highly integrative online courses based on Wiley textbooks.  The courses will be bundled with the book.  We received approval for a licensing agreement for two pilot courses in world regional geography and Spanish 1. Learning House is an online education solutions partner helping small colleges and universities offer and manage their online degree programs.

•	Wiley expanded its partnership with Amazon to offer select Wiley textbooks for sale through the Kindle DX. Books are set to go live on the Kindle Store in the summer of 2009.

Acquisitions
•	In August 2008, Wiley acquired business and modern language textbooks from Cengage Learning and mathematics and statistics textbooks from Key College Publishing.
•	These acquisitions contributed $7 million of revenue in fiscal year 2009, exceeding expectations.

Custom Publishing
•
Wiley Custom Select was successfully launched in the fourth quarter.  Wiley Custom Select is a custom textbook system that allows instructors to "build" customized higher education course materials that fit their pedagogical needs, enabling users to easily find the content, personalize the material and format, and submit the order.  In fiscal year 2009, custom sales increased approximately 25%.

Conference Call
Wiley will hold a conference call today, Thursday, June 18, 2009 at 2:30 pm EDT to discuss its financial results for the fourth quarter and fiscal year 2009.

•	To participate in the conference call, please dial the following number approximately ten minutes prior to the 2:30 pm EDT starting time: (877) 795-3648

•	International callers may participate by dialing: (719) 325-4816

•	A replay of the call will be available from 5:30 p.m. (EDT) on Thursday, June 18 through Thursday, June 25 by dialing (888) 203-1112 or (719) 457-0820 and entering Passcode 4400584.

•
A live audio webcast will be accessible at wiley.com> Investor Relations> Events and Presentations, or  http://www.wiley.com/WileyCDA/Section/id-370238.html.  A replay of the webcast will be accessible for 14 days afterwards.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide; (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities; and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

About Wiley
Founded in 1807, John Wiley & Sons, Inc. has been a valued source of information and understanding for more than 200 years; helping people around the world meet their needs and fulfill their aspirations. Wiley and its acquired companies have published the works of more than 350 Nobel laureates in all categories: Literature, Economics, Physiology/Medicine, Physics, Chemistry, and Peace.

Our core businesses include scientific, technical, medical, and scholarly journals, encyclopedias, books, and online products and services; professional/trade books, subscription products, training materials and online applications and Web sites; and educational materials for undergraduate and graduate students and lifelong learners. Wiley’s global headquarters are located in Hoboken, New Jersey, with operations in the US, Europe, Asia, Canada, and Australia.  The Company’s Web site can be accessed at http://www.wiley.com. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb.

JOHN WILEY & SONS, INC.
UNAUDITED SUMMARY OF OPERATIONS
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
April 30, 2009 AND 2008
(in thousands, except per share amounts)

Adjusted - For Tax Benefits
	Fourth Quarter Ended April 30,			Twelve Months Ended April 30,
	2009	2008	% Change	2009	2008	% Change
Revenue	$403,359	432,391	-7%	1,611,390	1,673,734	-4%

Costs and Expenses
Cost of Sales	129,279	133,706	-3%	516,420	532,908	-3%
Operating and Administrative Expenses	224,444	240,739	-7%	839,648	876,635	-4%
Amortization of Intangibles	8,989	9,774	-8%	36,844	38,980	-5%

Total Costs and Expenses	362,712	384,219	-6%	1,392,912	1,448,523	-4%

Operating Income	40,647	48,172	-16%	218,478	225,211	-3%
Operating Margin	10.1%	11.1%		13.6%	13.5%

Interest Expense	(9,311)	(14,217)	-35%	(48,424)	(66,738)	-27%
Foreign Exchange Gains / (Losses)	(1,188)	(2,068)	-	(11,759)	(2,863)	-
Interest Income and Other, Net	131	2,734		6,180	5,918

Income (Loss) Before Taxes	30,279	34,621	-13%	164,475	161,528	2%

Adjusted Provision for Income Taxes (A)	5,781	5,628		36,217	32,655

Adjusted Net Income (Loss)	$24,498	28,993	-16%	128,258	128,873	0%

Adjusted Income (Loss) Per Share- Diluted	$0.42	0.49	-14%	2.15	2.17	-1%

Average Shares - Diluted	58,975	59,476		59,610	59,323

Reconciliation of Non-GAAP Adjusted Financial Disclosure (Tax Benefit)
Adjusted Net Income (Loss)	$24,498	28,993		128,258	128,873
Tax Benefit (A)	-	-		-	18,663
Net Income (Loss) - GAAP	$24,498	28,993	-16%	128,258	147,536	-13%

Adjusted Income (Loss) Per Diluted Share	$0.42	0.49		2.15	2.17
Tax Benefit (A)	-	-		-	0.31
Income (Loss) Per Diluted Share - GAAP	$0.42	0.49	-14%	2.15	2.49	-14%

(A)
The twelve months ending April 30, 2008 exclude tax benefits of $18.7 million, or $0.31 per diluted share, associated with new tax laws enacted in the United Kingdom and Germany that reduced the corporate income tax rates from 30% to 28% and from 39% to 29%, respectively.  The benefits recognized by the Company reflect the adjustments required to record all UK and Germany-related deferred tax balances at the new corporate income tax rates.

Note: The Company’s management evaluates operating performance excluding unusual and/or non-recurring events.  The Company believes excluding such events provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since adjusted net income and adjusted earnings per share are not measures calculated in accordance with GAAP, they should not be considered as a substitute for other GAAP measures, including net income and earnings per share, as an indicator of operating performance. Accordingly, adjusted net income and adjusted earnings per share are reconciled above to net income and earnings per share on a GAAP basis.

In connection with the integration of Blackwell, the reporting of journal distribution and fulfillment costs and certain other journal development costs have been transferred from cost of sales to operating and administrative costs.  All prior year periods have been restated for comparability. These changes had no impact on Wiley’s net income and EPS.

JOHN WILEY & SONS, INC.
UNAUDITED SEGMENT RESULTS
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
April 30, 2009 AND 2008
(in thousands)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2009	2008	% Change	2009	2008	% Change
Revenue

Scientific, Technical, Medical and Scholarly	$272,784	$279,460	-2%	969,184	975,797	-1%
Professional/Trade	97,038	114,526	-15%	412,674	471,785	-13%
Higher Education	33,537	38,405	-13%	229,532	226,152	1%
Total	$403,359	$432,391	-7%	1,611,390	1,673,734	-4%

Direct Contribution to Profit

Scientific, Technical, Medical and Scholarly	$122,426	$119,144	3%	399,156	384,170	4%
Professional/Trade	17,220	32,281	-47%	94,620	136,619	-31%
Higher Education	(7,352)	3,689	-299%	61,677	68,270	-10%
Total	$132,294	$155,114	-15%	555,453	589,059	-6%

Shared Services and Administrative Costs

Distribution	$(27,965)	$(27,780)	1%	(112,961)	(116,147)	-3%
Technology Services	(24,021)	(27,818)	-14%	(93,413)	(95,412)	-2%
Finance	(12,116)	(15,875)	-24%	(45,937)	(49,684)	-8%
Other Administration	(27,545)	(35,469)	-22%	(84,664)	(102,605)	-17%
Total	$(91,647)	$(106,942)	-14%	(336,975)	(363,848)	-7%

Operating Income	$40,647	48,172		218,478	225,211

Note: During fiscal year 2008, the Company began developing a global organizational structure encompassing the Company’s three core businesses: Scientific, Technical, Medical and Scholarly, Professional/Trade and Higher Education.  This global organizational structure will enhance the Company's ability to leverage content, services and capabilities around the world to better serve authors, society partners and customers.  Previously, the management structure was organized geographically.

As of May 1, 2008, the beginning of the Company’s 2009 fiscal year, the transition of all operational and financial systems necessary to support a global organization were finalized. As part of this process, the impact on business segment reporting was evaluated and changed to conform with the requirements of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”  The Company will continue to report financial data for shared service functions which are centrally managed for the benefit of the three global businesses, including Distribution, Technology Services, Finance and Other Administration.  The changes in segment reporting will enable investors to view the performance of the Company in the same way as management assesses business performance.  Accordingly, all prior year segment data reported in the Company’s financial statements has been restated for comparability.

In connection with the integration of Blackwell, the reporting of certain accounts within segment reporting were realigned as follows: journal distribution and fulfillment costs were moved from direct costs to Shared Service - Distribution; certain operational incentive compensation costs were moved from Shared Service - Other Administration to direct costs; and certain finance costs were moved from direct costs to Shared Service - Finance.  In addition, certain product lines were realigned in the Unaudited Segment Results to correspond with management responsibility. All prior year periods have been restated for comparability. These changes had no impact on Wiley’s net income and EPS.

JOHN WILEY & SONS, INC. UNAUDITED CONDENSED STATEMENTS OF FINANCIAL POSITION (in thousands)

	April 30,
	2009	2008
Current Assets
Cash & cash equivalents	$102,828	59,311
Accounts receivable	178,550	212,158
Inventories	111,267	118,209
Deferred income tax benefits	844	3,651
Prepaid and other	46,080	41,652
Total Current Assets	439,569	434,981
Product Development Assets	89,662	95,126
Property, Equipment and Technology	141,196	145,709
Intangible Assets	919,375	1,120,398
Goodwill	589,993	708,233
Deferred Income Tax Benefits	14,065	29,136
Other Assets	29,848	42,632
Total Assets	2,223,708	2,576,215

Current Liabilities
Accounts and royalties payable	160,275	189,332
Deferred revenue	246,584	303,231
Accrued income taxes	4,281	1,633
Accrued pension liability	2,483	2,499
Other accrued liabilities	115,844	136,867
Current portion of long-term debt	67,500	45,000
Total Current Liabilities	596,967	678,562
Long-Term Debt	754,900	797,318
Accrued Pension Liability	90,621	82,755
Other Long-Term Liabilities	91,292	100,421
Deferred Income Taxes	176,412	228,041
Shareholders' Equity	513,516	689,118
Total Liabilities & Shareholders' Equity	$2,223,708	2,576,215

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FREE CASH FLOW
(in thousands)

	Twelve Months Ended
	April 30,
	2009	2008
Operating Activities:
Net income	$128,258	147,536
Amortization of intangibles	36,844	38,980
Amortization of composition costs	43,767	43,613
Depreciation of property, equipment and technology	35,134	33,330
Special non-cash tax benefits	-	(18,663)
Stock-based compensation (net of tax)	10,625	17,475
Excess tax benefits from stock-based compensation	(5,350)	(11,223)
Pension expense, net of contributions	(2,696)	(36,466)
Non-cash charges and other	106,671	75,303
Change in deferred revenue	2,430	37,697
Net change in operating assets and liabilities	(14,428)	(47,447)
Cash Provided by Operating Activities, excluding acquisitions	341,255	280,135

Investments in organic growth:
Additions to product development assets	(131,666)	(113,069)
Additions to property, equipment and technology	(46,009)	(50,315)

Free Cash Flow	163,580	116,751

Other Investing and Financing Activities:
Acquisitions, net of cash	(23,960)	(6,802)
Repayment of long-term debt	(618,512)	(1,049,360)
Borrowings of long-term debt	598,594	891,476
Change in book overdrafts	(20,522)	36,253
Purchases of treasury stock	(35,110)	(3,679)
Cash dividends	(30,478)	(25,614)
Proceeds from issuance of stock on option exercises and other	11,623	15,191
Excess tax benefits from stock-based compensation	5,350	11,223
Cash (Used for) Provided by Investing and Financing Activities	(113,015)	(131,312)

Effects of Exchange Rate Changes on Cash	(7,048)	2,379

Increase in Cash and Cash Equivalents for Period	$43,517	(12,182)

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Additions to product development assets	$(131,666)	(113,069)
Additions to property, equipment and technology	(46,009)	(50,315)
Acquisitions, net of cash	(23,960)	(6,802)
Cash Used for Investing Activities	$(201,635)	(170,186)

Financing Activities:
Cash (Used for) Provided by Investing and Financing Activities	$(113,015)	(131,312)
Less:
Acquisitions, net of cash	(23,960)	(6,802)
Cash (Used for) Provided by Financing Activities	$(89,055)	(124,510)

Note: The Company’s management evaluates performance using free cash flow.  The Company believes free cash flow provides a meaningful and comparable measure of performance.  Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for investing activities and financing activities, as an indicator of performance.